Exhibit (d)(3)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

AGREEMENT (“Agreement”) made as of this 23rd day of June, 2015, as amended the 12th day of February, 2016, between ProShare Advisors LLC, a Maryland limited liability company (the “Adviser”) and ProShares Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”).

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust is engaged in the business of an investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to offer shares representing interests in each of the separate series listed on Schedule A attached hereto (each, a “Fund” and collectively, the “Funds,” it being understood that the term “Fund” does not refer to any other series of the Trust other than the series listed on Schedule A attached hereto, which may be amended from time to time); and

WHEREAS, the Trust desires to appoint the Adviser to serve as the investment adviser with respect to each of the Funds and to provide certain additional services and bear certain expenses associated with the operation of the Funds; and

WHEREAS, the Adviser is willing to provide investment advisory services and certain additional services to the Funds, and to bear certain expenses, on the terms and conditions hereinafter set forth;

NOW THEREFORE, the parties hereto hereby agree as follows:

1.	Appointment of the Adviser

The Trust hereby appoints the Adviser to act as investment adviser for the Funds for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render services and bear the expenses specified herein for the compensation set forth herein. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided for or authorized, in this Agreement or another writing by the Trust and the Adviser, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.	Duties of the Adviser

(a)	The Trust acknowledges and agrees that it is contemplated that the Adviser will manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The Adviser may, at its own expense, select and contract with one or more investment sub-advisers to manage the investment operations and composition of each Fund of the Trust and render investment advice for each Fund. The services provided by the Adviser or any such sub-adviser shall include: (i) furnishing continuously an investment program for each Fund; (ii) managing the investment and reinvestment of Fund assets; (iii) determining which investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) making changes on behalf of the Trust in the investments for each Fund; (v) providing the Trust with records concerning the activities that the Trust is required to maintain; (vi) provide recommendations to the Trust’s Board of Trustees with respect to the selection of third-party service providers (“Service Providers”), and, at the direction of the Board of Trustees, thereafter: (A) negotiate, coordinate and implement the Trust’s contractual obligations with respect to the Funds with such Service Providers; (B) monitor, oversee and review the performance of such Service Providers to ensure adherence to applicable contractual obligations; and (C) prepare or coordinate reports and presentations to the Board of Trustees with respect to such Service Providers as requested or as deemed appropriate; (vii) make available employees of the Advisor to serve as officers and Trustees of the Trust, and pay the salaries and expenses of all such officers and Trustees (except the Chief Compliance Officer and his or her staff); and (viii) rendering reports to the Trust’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. Service Providers include, but are not limited to, entities providing custody, administrative and fund accounting services. The Adviser shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Adviser may enter into arrangements with other persons affiliated or unaffiliated with the Adviser for the provision of certain personnel and facilities to the Adviser to enable the Adviser to fulfill its duties and obligations under this Agreement.

(b)	The Adviser shall discharge the foregoing responsibilities subject to the supervision and control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, each Fund’s investment objective and policies as set forth in the then current prospectus and statement of additional information for such Fund contained in the Trust’s Registration Statement on Form N-1A, as amended or supplemented from time to time, the Trust’s compliance manual, as in effect from time to time, and applicable laws and regulations.

3.	Certain Records and Reports

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any investment sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the “Records”). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable federal or state regulatory authorities.

4.	Fees/Allocation of Expenses

(a)	For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the fees payable with respect to any Fund duly approved in accordance with Section 10(b) hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each month.

In any case of commencement or termination of this Agreement with respect to any Fund during any calendar month, the fee with respect to such Fund for that month shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

(b)

The Adviser agrees to pay all expenses of each of the Funds, except for: (i) brokerage and other transaction expenses and other fees, charges, taxes, levies or expenses (such as stamp taxes) incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions (including without limitation any fees, charges, taxes, levies or expenses related to the purchase or sale of an amount of any currency, or the patriation or repatriation of any security or other asset, related to the execution of portfolio transactions or any creation or redemption transactions); (ii) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (iii) compensation and expenses of the Trustees of the Trust who are not officers, directors/trustees, partners or employees of the Adviser or its affiliates (the “Independent Trustees”); (iv) compensation and expenses of counsel to the Independent Trustees, (v) compensation and expenses of the Trust’s chief compliance officer and his or her staff; (vi) extraordinary expenses (in each case as determined by a majority of the Independent Trustees); (vii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (viii) interest and taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (ix) fees and expense related to the provision of securities lending services; and (x) the fee payable to the Adviser hereunder. The internal expenses of pooled investment vehicles in which a Fund may invest (acquired fund fees and expenses) are not expenses of the Funds and are not paid by the Adviser; except that the Adviser shall pay internal expenses of any wholly owned subsidiary of a Fund, except for the expenses of the type described in (i) to (x) of Section 4(b)

herein, for so long as Adviser serves as investment adviser to such subsidiary. The payment or assumption by the Adviser of any expense of the Funds that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

5.	Limitation of Liability Under the Declaration of Trust

The Declaration of Trust establishing the Trust provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be subject to any personal liability in connection with Trust property or the affairs of the Trust and that all persons should shall look solely to the Trust property or to the property of one or more specific Funds for satisfaction of claims of any nature arising in connection with the affairs of the Trust.

6.	Regulation

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	Provision of Certain Information by the Adviser

The Adviser will promptly notify the Trust in writing of the occurrence of any of the following events:

(a)	the Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

(b)	the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

(c)	the chief executive officer of the Adviser or the portfolio manager of any Fund changes.

8.	Limitation of Liability of the Adviser

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates including, without limitation, losses that may be sustained in connection with the purchase, holding, redemption or sale of any security or other investment by the Trust; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, or the reckless disregard of its duties or obligations hereunder.

9.	Force Majeure

Notwithstanding any other provision of this Agreement, the Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond the Adviser’s reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply. In the event of equipment breakdowns beyond its reasonable control, the Adviser shall take reasonable steps to minimize service interruptions, but shall have no liability with respect thereto.

10.	Duration, Termination and Amendment

(a)	Duration. This Agreement shall become effective with respect to each initial Fund on the date hereof, and any additional Funds as reflected on Schedule A, as amended from time to time in accordance with paragraph 10(b) below. Unless terminated in accordance with this Section 10, the Agreement shall remain in full force and effect for two years from the date hereof with respect to each initial Fund and, with respect to each additional Fund, for two years from the date on which such Fund becomes a Fund hereunder. Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is specifically approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval. If the shareholders of any Fund fail to approve the Agreement or any continuance of the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)	Amendment. Any amendment to this Agreement that is material shall become effective with respect to a Fund only upon approval of the Adviser, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(c)	Approval, Amendment or Termination by a Fund. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of a majority of the outstanding voting securities of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

(d)	Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

(e)	Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on not less than 30 days’ nor more than 60 days’ prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange. This Agreement may be terminated with respect to one or more Funds without affecting the rights, duties or obligations of any of the other Funds.

11.	Services Not Exclusive

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others (including other investment companies and to engage in other activities) so long as its services hereunder are not impaired thereby.

12.	Use of the Name

The Adviser has consented to the use by the Trust of (a) the name “ProShares” and any derivatives thereof in the name of the Trust and each Fund, and (b) any logos that are now or shall hereafter be associated with the ProShares name. Such consent is conditioned upon the employment of the Adviser or an affiliate as the investment adviser to the Fund. The name “ProShares” and any logos that are associated with the ProShares name may be used from time to time in other connections and for other purposes by the Adviser and any of its affiliates. The Adviser may require the Trust and the Funds to cease using “ProShares” in the name of the Trust and the Funds and any logos that are associated with the ProShares name if the Funds cease to employ, for any reason, the Adviser, any successor thereto or any affiliate thereof as investment adviser of a Fund.

13.	Custody

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities or other investments of any Fund.

14.	Miscellaneous

(a)	Notice. All notices required to be given pursuant to this Agreement shall be delivered or mailed (i) to the last known business address of the Trust or the Adviser in person, or (ii) by registered mail or a private mail or delivery service providing the sender with notice of receipt, or (iii) by facsimile, email or other electronic transmission. Notice shall be deemed given on the date delivered or mailed in accordance with this section.

(b)	Severability. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

(c)	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland (without giving effect to its conflict of law principles) and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(d)	Execution By Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

(e)	Survival After Termination. The rights and obligations set forth in Sections 5 and 8 shall survive the termination of this Agreement.

(f)	Permissible Interests. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

(g)	Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

(g)	Liability of the Trust and Funds. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and it has been signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust. With respect to any obligation of the Trust on behalf of any Fund arising hereunder, the Adviser shall look for payment or satisfaction of such obligations solely to the assets and property of the Fund to which such obligation relates as though the Trust had separately contracted with the Adviser by separate written instrument with respect to each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the 12th day of February, 2016.

PROSHARES TRUST		PROSHARE ADVISORS LLC

By:	/s/ Todd B. Johnson	By:	/s/ Michael L. Sapir
	Name: Todd B. Johnson		Name: Michael L. Sapir
	Title: President		Title: Chief Executive Officer

Schedule A to the Investment Advisory and Management Agreement

between ProShares Trust and ProShare Advisors LLC

Fund	Fee Rate	Effective Date
ProShares Hedged FTSE Europe ETF	0.27%	June 23, 2015
ProShares Hedged FTSE Japan ETF	0.23%	June 23, 2015
ProShares S&P 500 ex-Consumer Discretionary ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Consumer Staples ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Energy ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Financials ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Health Care ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Industrials ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Materials ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Technology ETF	0.27%	September 17, 2015
ProShares S&P 500 ex-Utilities ETF	0.27%	September 17, 2015
ProShares Managed Futures Strategy ETF	0.75%	September 17, 2015
ProShares MSCI Emerging Markets Ex-China ETF	0.30%	December 7, 2015
ProShares High Yield Bond Ex-Energy ETF	0.45%	December 7, 2015
ProShares S&P 500 Bond ETF	0.15%	December 7, 2015
ProShares S&P 500 Dynamic Treasury Hedge ETF	0.40%	December 7, 2015
ProShares S&P GSCI Smart Commodity Strategy ETF	0.55%	December 7, 2015

PROSHARES TRUST		PROSHARE ADVISORS LLC

By:	/s/ Todd B. Johnson	By:	/s/ Michael L. Sapir
	Name: Todd B. Johnson		Name: Michael L. Sapir
	Title: President		Title: Chief Executive Officer

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